UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CRAFT BREW ALLIANCE, INC.
(Name of Registrant as Specified In Its Charter)

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CRAFT BREW ALLIANCE, INC.
929 N. Russell Street
Portland, Oregon 97227

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held at 1:00 p.m. Pacific Daylight Time on Wednesday, May 22, 2013

TO THE HOLDERS OF COMMON STOCK
OF CRAFT BREW ALLIANCE, INC.:

The Annual Meeting of Shareholders of Craft Brew Alliance, Inc., a Washington corporation, will be held on Wednesday, May 22, 2013, at 1:00 p.m. Pacific Daylight Time, at the Portland, Oregon Brewery, located at 929 N. Russell Street, Portland, Oregon 97227, for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect eight directors to serve until the 2014 Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013;

3.	To conduct an advisory vote to approve named executive officer compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of Craft Brew Alliance, Inc. has fixed the close of business on March 22, 2013 as the record date for the meeting. Only shareholders of record of our common stock on March 22, 2013 are entitled to notice of and to vote at the meeting. You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Shareholders of record who attend the annual meeting may vote in person, even if they have previously delivered a signed proxy.

By order of the Board of Directors,

/s/ Kurt R. Widmer
Kurt R. Widmer
Chairman of the Board

Portland, Oregon
April 18, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDER MEETING TO BE HELD ON MAY 22, 2013:
The Proxy Statement for the 2013 Annual Meeting of Shareholders and 2012 Annual
Report to shareholders are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=95666&p=irol-proxy

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE
AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID
ENVELOPE PROVIDED OR FOLLOW THE INSTRUCTIONS FOR ELECTRONIC VOTING ON THE
CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH,
EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

CRAFT BREW ALLIANCE, INC.
929 N. Russell Street
Portland, Oregon 97227
PROXY STATEMENT
FOR 2013 ANNUAL MEETING OF SHAREHOLDERS
to be held on May 22, 2013 at 1:00 p.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our Board of Directors for use at the annual meeting of shareholders to be held on May 22, 2013, and any postponements or adjournments thereof.

On or about April 18, 2013, this proxy statement and the accompanying form of proxy are being mailed to each shareholder of record at the close of business on March 22, 2013.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?
You will be voting on:

•	the election of eight directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified;
•	a proposal to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;
•	a non-binding advisory vote to approve our named executive officer compensation; and
•	any other business that may properly come before the meeting.

Who is entitled to vote?
Holders of our common stock as of the close of business on March 22, 2013, the record date, may vote at the meeting. As of the record date, we had 18,911,081 shares of common stock outstanding. In deciding all matters at the meeting other than the election of directors, each shareholder will be entitled to one vote for each share of common stock held on the record date. For the election of directors, cumulative voting applies, so the number of votes each shareholder will have will be equal to the number of shares held on the record date multiplied by eight, the number of directors that are nominated. Each shareholder may cast all such votes for a single nominee, distribute them among the eight nominees for director equally, or distribute them among the eight nominees in any other way the shareholder deems fit. If a shareholder voting by proxy wishes to distribute votes among the nominees for director, the shareholder may do so on the enclosed proxy card in the space provided. If votes are not distributed on the proxy card, the persons named as proxies will use their discretion to distribute such votes FOR each of the eight individuals nominated to serve as director.

Where is the 2013 Annual Meeting of Shareholders being held?
The 2013 Annual Meeting of Shareholders will be held at the Portland, Oregon Brewery, located at 929 N. Russell Street, Portland, Oregon 97227 at 1:00 p.m. Pacific Daylight Time, on May 22, 2013.

What is the effect of giving a proxy?
Proxies in the form enclosed are solicited by and on behalf of our Board. The persons named in the proxy have been designated as proxies by our Board. If you sign and return the proxy in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by the Board will vote your shares at the meeting as specified in your proxy.

If you sign and return your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted as follows:

•	FOR the election as directors of the nominees listed below under Proposal No. 1;
•	FOR the approval of the proposal to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and
•	FOR the approval of our named executive officer compensation as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this proxy statement.

If you give your proxy, your shares also will be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting.

Can I change my vote after I return my proxy card?
You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary;
•	voting in person at the meeting; or
•	delivering another proxy bearing a later date.

Please note that your attendance at the meeting alone will not serve to revoke your proxy.

What is a quorum?
A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Washington state law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter. Similarly, a broker may not be permitted to vote shares (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the shares. The shares subject to a valid proxy which are not being voted on a particular matter will nevertheless count for purposes of determining the presence of a quorum.

How may I vote?
You may vote your shares by mail or follow the instructions for electronic voting on the Proxy card. If mailing, please date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you.

How many votes are needed for approval of each matter?

•
Proposal No. 1: The election of directors is subject to a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of marking the proxy to withhold votes or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. See “Who is entitled to vote?” above for an explanation of cumulative voting in the election of directors.

•
Proposal No. 2: The ratification of the appointment of Moss Adams LLP must receive more votes “FOR” than votes “AGAINST” at the meeting to be approved. Broker non-votes and abstentions from voting on this proposal will have no effect on the outcome of this proposal.

•
Proposal No. 3: The proposal to approve the compensation paid to executive officers during 2012 must receive more votes “FOR” than votes “AGAINST” at the meeting to be approved. Broker non-votes and abstentions from voting on this proposal will have no effect on the outcome of the proposal. Because the shareholder vote is advisory only, it will not be binding on us or on our Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, brokerage firms and other intermediaries generally will have discretion to vote their customers’ shares on the proposal to ratify the appointment of Moss Adams LLP, but they will not have discretion to vote on the election of directors or the approval of the compensation paid to our named executive officers during 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 22, 2013, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, (b) by each director and nominee for director, (c) by the named executive officers (as defined at “Compensation Discussion and Analysis – Base Salary”) and (d) by all of our current executive officers and directors as a group.

Unless otherwise indicated, the address for each person and entity listed is Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227. Except as indicated by footnote, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Except where noted, percentage of beneficial ownership is based on 18,911,081 shares of common stock outstanding as of March 22, 2013.

Shareholder	Number of Shares(1)	Percent of Shares Outstanding
Anheuser-Busch Companies, LLC
One Busch Place	6,069,047	32.1%
St. Louis, MO 63118

Kurt R. and Ann G. Widmer(2)	1,637,145	8.7%

W. Cameron Healy, Trustee of the Healy Family Trust(3)	1,401,860	7.4%
14075 Old Germantown Road
Portland, Oregon 97231

Robert P. and Barbara B. Widmer(2)	965,000	5.1%

Dimensional Fund Advisors(4) 6300 Bee Cave Road Austin, TX 78746	963,889	5.1%

Timothy P. Boyle(5)	466,631	2.5%
Sebastian Pastore	65,650	*
Terry E. Michaelson	60,417	*
Mark D. Moreland	44,789	*
John D. Rogers, Jr.	28,911	*
David R. Lord	28,584	*
Kevin R. Kelly	27,971	*
Marc J. Cramer	7,171	*
E. Donald Johnson, Jr.	3,277	*
Thomas D. Larson	3,277	*
Andrew J. Thomas	3,265	*
Martin J. Wall, IV	2,097	*

All current executive officers and directors as a group (12 persons)	2,377,088	12.5%

*Less than 1%

(1)	Includes shares of common stock subject to options currently exercisable or exercisable within 60 days of March 22, 2013 as follows:

Terry E. Michaelson	35,118
Mark D. Moreland	28,389
Sebastian Pastore	24,060
John D. Rogers, Jr.	8,000
Andrew J. Thomas	3,265

All executive officers and directors as a group	98,832

(2)
Kurt R. Widmer and Robert P. Widmer are brothers. Robert P. Widmer holds the position of Vice President of Corporate Quality Assurance and Industry Relations. Each of Kurt and Robert Widmer shares voting and investment power over the shares of common stock with his spouse named above. Also, of Kurt R. Widmer’s shares, 17,867 are held by his spouse.

(3)
The Healy Family Trust, of which W. Cameron Healy is trustee and sole beneficiary, acquired shares of common stock in exchange for Kona Brewing Co., Inc. (“KBC”) shares in the merger with KBC (the “KBC Merger”) in October 2010.

(4)
The information as to beneficial ownership is based on a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 11, 2013. Dimensional has sole voting power with respect to 952,396 shares and sole dispositive power with respect to all 963,889 shares.

(5)	Includes 1,818 shares held by Mr. Boyle’s child.

In March 2013, the Nominating and Governance Committee approved the adoption of a policy prohibiting the pledging of shares of our common stock by executive officers and directors as security for borrowings, including margin loans. The policy also prohibits executive officers and directors from engaging in hedging transactions in our common stock, including such financial instruments as prepaid variable forwards, equity swaps, collars, exchange funds, puts and calls, and other derivative securities that are designed to hedge or offset a decrease in market value of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Based solely on our review of the copies of such reports received by us and on written representations by our officers and directors regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, we believe that, with respect to our fiscal year ended December 31, 2012, all filing requirements applicable to our officers and directors, and all of the persons known to us to own more than 10% of our common stock, were complied with by such persons on a timely basis.

BOARD OF DIRECTORS

Our business is managed under the direction of the Board of Directors (the “Board”), which currently consists of the following eight directors: Kurt R. Widmer (Chairman), Timothy P. Boyle, Marc J. Cramer, E. Donald Johnson, Jr., Kevin R. Kelly, Thomas D. Larson, David R. Lord and John D. Rogers, Jr.

The full Board met four times during 2012. No incumbent member standing for re-election attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he was a member during 2012. Directors are encouraged to attend the Annual Meeting of Shareholders. At the 2012 Annual Meeting, seven of the eight incumbent directors were in attendance.

Director Independence

Our common stock is listed on The Nasdaq Stock Market and, accordingly, we are subject to the requirement in Nasdaq Listing Rule 5605(b)(1) that a majority of our directors be independent as defined in Listing Rule 5605(a)(2). Current nominees Messrs. Boyle, Cramer, Kelly, Lord and Rogers are non-employee directors, do not have any relationship that would disqualify them as independent directors under Listing Rule 5605(a)(2) and, in the opinion of the Board, do not have any other relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors. Therefore, the Board believes that Messrs. Boyle, Cramer, Kelly, Lord and Rogers are “independent directors” as defined in Listing Rule 5605(a)(2). Messrs. Johnson and Larson, who are also non-employee directors, are employees of Anheuser-Busch, LLC (“A-B”) and are A-B designees to the Board pursuant to an agreement between A-B and us that precludes them from meeting the definition of “independent director” in Listing Rule 5605(a)(2). Mr. Widmer, as an employee director, does not meet the definition of “independent director” in Listing Rule 5605(a)(2). All independent directors meet in executive session, at which only independent directors are present, at least twice a year, in conjunction with regularly scheduled Board meetings.

Nominees for Director

The Board believes that our current directors, as a whole, provide the diversity of experience and skills necessary for a well-functioning board. All of our directors have substantial senior executive level experience, a significant background in the beer industry, or both. The Board values highly the ability of individual directors to contribute to a constructive governance environment and believes that the current Board members, collectively, perform in such a manner. The following eight individuals have been nominated for election at the meeting. Each of the nominees currently serves as a director. Set forth below is a more detailed description of each nominee’s age, background, professional experience, qualifications and skills.

Timothy P. Boyle (63)
Mr. Boyle has served as a director since our merger effective July 1, 2008 with Widmer Brothers Brewing Company (“WBBC”). He had served as a director of WBBC from May 1999 until July 1, 2008. Since 1989, Mr. Boyle has served as President and Chief Executive Officer of Columbia Sportswear Company, an active outdoor apparel and footwear company headquartered in Portland, Oregon. He began working with Columbia Sportswear Company in 1970. Mr. Boyle serves as a director on the boards of Columbia Sportswear Company, Northwest Natural Gas Company and The Freshwater Trust. He is a member of the Public Affairs and Environmental Policy Committee of Northwest Natural Gas Company. Mr. Boyle is a trustee of Reed College and the Youth Outdoor Legacy Fund and a past member of the Young Presidents’ Organization and the University of Oregon Foundation.

Individual Experience: Mr. Boyle has a breadth of experience as a public company director and an entrepreneurial background in leading and growing a small business into one of the largest outerwear companies in the world, including leading that company through a public offering. Mr. Boyle possesses expertise in designing strategic initiatives and brand development, maintaining organizational culture during periods of significant growth, and developing and managing sound operating systems.

Marc J. Cramer (55)
Mr. Cramer has served as a director since December 2010. Since 2007, he has served as the Finance Director of the Bill Healy Foundation (“Foundation”), a private charitable foundation, and Cedar Holdings LLC, a private investment company. Prior to 2007, he was employed by Kettle Foods Holdings Inc., a privately held, all-natural food manufacturer, serving in the roles of Global Financial Director, Assistant Secretary and Treasurer beginning in 2004, and, from 1999 to 2004, as President, North American Operations of Kettle Foods Inc. Mr. Cramer has been a director of Sequential Pacific Biodiesel, Inc. and Scott Paul Wines since 2008, and Pioneer Newspapers, Inc. since January 2013; he previously served on the boards of Kona Brewing Co., Inc. from 2007 to October 2010 and Kettle Foods, Inc. from 2004 to 2006.

Individual Experience: Trained as a certified public accountant, Mr. Cramer has spent a significant portion of his career creating and executing strategies around global brand building and operational and organizational development. He is an experienced finance professional with expertise regarding the application and integration of financial and operational issues commonly faced by mid-market and smaller entrepreneurial organizations. Mr. Cramer was recommended for election as a director by the former KBC shareholders.

E. Donald Johnson, Jr. (55)
Mr. Johnson has served as a director since July 2011. Since August 2010, Mr. Johnson has served as Vice President, Business and Wholesaler Development for A-B, where he leads the development of wholesaler strategies and has overall responsibility for domestic business development at A-B. From September 2007 until July 2010, Mr. Johnson held the position of Vice President of National Retail Sales where he was responsible for sales strategies supporting A-B’s growing account base of national retailers. Mr. Johnson joined A-B in 1980 and has held various sales and wholesaler support positions, including Vice President, Region Sales in Detroit and Charlotte, N.C.; Vice President, Region Operations; and Vice President, Wholesaler Development.

Individual Experience: Mr. Johnson possesses extensive background in both wholesaler strategies and sales. He also has significant experience in the beer industry and with sales of consumer products, including strategic planning, brand positioning, creative development, market plan development and execution, and sales management. Mr. Johnson has been designated by A-B to serve on our Board.

Kevin R. Kelly (63)
Mr. Kelly has served as a director since the merger with WBBC and also served as a director of WBBC from September 1995 until July 1, 2008. In September 2011, Mr. Kelly sold First Call Heating and Cooling, an oil sales and heating/cooling contractor, where he had been Chief Executive Officer and owner since 1994. Prior to that, he was President of U.S. Bancorp, and held various roles with U.S. Bancorp and its subsidiaries from 1977, including Chief Executive Officer and President of U.S. Bank of Oregon. Mr. Kelly serves as a director on the boards of Western Capital Corporation and the Sisters of Providence Pension Trustees. Mr. Kelly earned a Ph.D. and a Master’s Degree in Economics from the University of Oregon.

Individual Experience: Mr. Kelly’s lengthy banking career and lending expertise has provided him with an in-depth understanding of financial analysis and financial statements. Mr. Kelly possesses substantial background in deal and transactional analysis and organization culture after leading numerous merger and acquisition activities. As a former executive in a major lending institution, he has significant professional and political contacts in Oregon and Washington.

Thomas D. Larson (53)
Mr. Larson has served as a director since July 2011. Since December 2008, Mr. Larson has served as Senior Associate General Counsel for A-B, where he is the supervisor for all transactional and benefits lawyers in A-B’s United States operations. He has been the lead internal counsel for all of the transactions between A-B and us since 1994. Mr. Larson joined A-B in 1993 as an Associate General Counsel. Prior to joining A-B in 1993, Mr. Larson was in private practice in Cleveland, Ohio.

Individual Experience: Mr. Larson has an extensive legal background and possesses significant legal expertise. Having served as A-B’s counsel for all transactions with us, he has historical knowledge of our relationship with A-B. Mr. Larson has been designated by A-B to serve on our Board.

David R. Lord (64)
Mr. Lord has served as a director since May 2003. In January 2009, Mr. Lord retired from the position of President of Pioneer Newspapers, Inc., which he had held for 18 years. He served as Vice Chairman until December 2012 when he became a director. Pioneer Newspapers owns eight daily newspapers and nine weekly, semi-weekly and monthly publications in the western United States. Prior to joining Pioneer Newspapers, Mr. Lord practiced law, both in private practice and as a criminal deputy prosecuting attorney. Mr. Lord currently serves as Chairman of the PAGE Cooperative, a not-for-profit, member-owned cooperative buying association in the newspaper industry. He is also a past president and chairman of the Inland Press Association.

Individual Experience: Mr. Lord has a broad operating and strategic planning background, with knowledge of the issues facing small to mid-sized companies spread over a large geographic area. He also possesses sound legal judgment and knowledge and provides strong counsel in contract negotiations, employment practices and human resources issues.

John D. Rogers, Jr. (69)
Mr. Rogers has served as a director since May 2004. Beginning in December 2010, Mr. Rogers has served as Director of Business Development for a division of Lile International Corporation, agent for North American Van Lines. He also holds the position of Managing Partner of J4 Ranch LLC, an organic berry grower, a position held since 2007. Prior to joining J4 Ranch LLC, he served as President, Chief Executive Officer and director of Door to Door Storage, Inc. from June 2004 to June 2007. Mr. Rogers has also served in leadership roles at several manufacturing enterprises, including President and Chief Operating Officer at AWC, Inc., General Manager at British Steel Alloys, and President and Chief Executive Officer of Saab Systems Inc., NA. Mr. Rogers serves as a board member of the C. M. Russell Museum. Mr. Rogers was appointed a Sloan Fellow at Massachusetts Institute of Technology, and graduated with a Master’s of Science in Business Administration. He also earned a Master’s Degree in Business Administration from Southern Methodist University.

Individual Experience: Mr. Rogers contributes a depth of experience in strategic planning and analysis and component and enterprise valuation. He also has a sound interpersonal and organizational behavioral skill set, including an appreciation for a variety of operating configurations for organizations of various sizes and complexities. Mr. Rogers also brings an extensive marketing and sales background, as well as knowledge of financial modeling and pro forma analysis.

Kurt R. Widmer (61)
Mr. Widmer has served as the Chairman of the Board and director since the merger with WBBC. Prior to that, Mr. Widmer served as President, Chief Executive Officer and Chairman of the Board of WBBC from 1984 until July 1, 2008. Mr. Widmer co-founded WBBC with his brother, Robert P. Widmer. He is a member of the board of directors and past president of the Oregon Brewers Guild.

Individual Experience: Mr. Widmer has spent nearly his entire career developing a small craft brewery into an industry leader. He holds strong relationships both among other craft pioneers and with new craft brewers. Mr. Widmer also possesses solid connections within the state and local political arenas in Oregon and Washington and with leaders in the craft beer industry.

Criteria for Director Nominees

The specific, minimum qualifications that the Nominating and Governance Committee believes must be met by a nominee for a position on our Board are:

•	the highest ethical character;
•	the ability to read and understand financial statements;
•	attained 21 years of age;

•	no material conflict, whether personal, financial or otherwise, associated with being on the Board;
•	satisfaction of the requirements for regulatory approval; and
•	adequate time to devote to Board activities.

The specific qualities or skills that the Nominating and Governance Committee believes are necessary for one or more of our directors to possess are:

•	the ability to offer advice and guidance to our Chief Executive Officer based on relevant expertise and experience;
•	attributes of independence or financial expertise as required by the Nasdaq Listing Rules and Securities and Exchange Commission (“SEC”) regulations;
•	skills, experience and background complementary to those of other directors; and
•	the ability to maintain a constructive working relationship with other directors.

Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that the Board should be a diverse body, and the Nominating and Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the committee may take into account the benefits of diverse viewpoints. The committee also considers these and other factors as it oversees the annual Board and committee evaluations.

We have adopted a policy requiring that directors retire from the Board effective at the Annual Meeting of Shareholders after turning age 73.

Shareholder Recommendations for Nominations to the Board of Directors

The Nominating and Governance Committee will consider candidates for director recommended by any of our shareholders. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible shareholders wishing to recommend a candidate for nomination should follow the procedures set forth in our Amended and Restated Bylaws, as further described below. In connection with its evaluation of a director nominee, the Nominating and Governance Committee may request additional information from the candidate or the recommending shareholder and may request an interview with the candidate. The committee has discretion to decide which individuals to recommend for nomination as directors. Shareholders should submit any recommendations for director nominees at our 2014 annual meeting to us by December 19, 2013 (120 days prior to the anniversary of mailing this proxy statement).

A shareholder of record can nominate a candidate for election to the Board by complying with the procedures in Article II, Section 2.3.2 of our Amended and Restated Bylaws. Any eligible shareholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by shareholders. Any nomination should be sent in writing to the Secretary, Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, OR 97227. Notice must be received by us no later than December 19, 2013.

Committees of the Board

The Board has standing Audit, Compensation, Nominating and Governance, and Strategic Planning Committees. Each of our committees is responsible to the full Board and its activities are therefore subject to Board approval. Pursuant to an exchange and recapitalization agreement between us and A-B, A-B has the right to designate two members of our Board of Directors. A-B also generally has the right to have a designee on each committee of the Board of Directors, except where prohibited by law or stock exchange requirements, or with respect to a committee formed to review or determine transactions or proposed transactions between A-B and us. The activities of each of our committees are summarized in further detail below.

Audit Committee
The Audit Committee is responsible for the engagement of and approval of the services provided by our independent registered public accounting firm. The Audit Committee assists our Board in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other pertinent financial information provided by us to the public and the SEC, (ii) our system of internal control established by management and the Board, and (iii) our auditing, accounting and financial reporting processes generally.

The Audit Committee is currently composed of Messrs. Kelly (Chair), Cramer, Lord and Rogers, each of whom is an independent director as defined by Nasdaq Listing Rule 5605(a)(2) and (c)(2). The Board has also determined that Mr. Kelly, an independent director, qualifies as an “audit committee financial expert” as defined by the SEC. Mr. Larson, as A-B’s designee, currently observes meetings of the Audit Committee. The Audit Committee met four times during 2012. The Board has adopted a written charter for the Audit Committee, which is reviewed annually and revised as appropriate. A copy of the Audit Committee Charter is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Compensation Committee
The Compensation Committee is responsible for establishing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other members of senior management and evaluating the performance of the Chief Executive Officer and other members of senior management in light of those goals and objectives; developing and overseeing the overall compensation policies applicable to our Chief Executive Officer and other members of senior management; and annually reviewing and making recommendations to the Board with respect to director compensation and benefits. The Compensation Committee is also responsible for establishing general policies applicable to the granting, vesting and other terms of stock options, restricted stock, restricted stock units, performance awards, stock appreciation rights and other stock-based awards granted to employees under our stock option and stock incentive plans, and for determining the number and terms of such grants made to our executive officers, among others.

The Compensation Committee is currently composed of Messrs. Lord (Chair), Boyle, Cramer, Kelly and Rogers, each of whom is an independent director as defined by Nasdaq Listing Rule 5605(a)(2). Mr. Johnson, as A-B’s designee, currently observes meetings of the Compensation Committee. The Compensation Committee met three times during 2012. The Board has adopted a written charter for the Compensation Committee, which is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Under its charter, the Compensation Committee has the authority, in its sole discretion, to retain the services of outside consultants to provide advice regarding our executive compensation program and other compensation matters for which the committee is responsible. The Compensation Committee also has sole authority to terminate its relationship with any consultants and to approve their fees and other terms of their engagement. In December 2010, the Compensation Committee retained Mercer, a national compensation consulting firm, and has consulted it from time to time regarding compensation issues. The Compensation Committee did not consult with Mercer during 2012. In early 2013, the Compensation Committee asked Mercer to analyze our compensation program for our non-employee directors in comparison to similarly sized companies. Although Mercer’s analysis concluded that our director compensation program is somewhat lower on average compared to other public companies of our size, the Compensation Committee decided to leave the program in place without change for 2013. Our management also consults with Mercer from time to time regarding compensation of senior managers who are not executive officers. The total fees paid to Mercer during 2012 for such services totaled less than $10,000. Additional information regarding the Compensation Committee’s interaction with Mercer appears below under the heading “Compensation Discussion and Analysis.”

The Compensation Committee receives and considers the recommendations of Terry Michaelson, our Chief Executive Officer, regarding compensation of other members of the executive leadership team (the “ELT”). Mr. Michaelson, Mark Moreland, our Chief Financial Officer, and Kurt Widmer, Chairman of the Board, attend meetings of the Compensation Committee when invited. Mr. Michaelson reports to the Compensation Committee regarding the level of achievement of individual performance goals by other ELT members tied to their annual cash incentive target bonuses. Executive officers and the Chairman are excused during the Compensation Committee's deliberations regarding their compensation.

The Compensation Committee received input from Messrs. Michaelson, Moreland and Widmer regarding various elements of our compensation program in 2012, including base salary levels for ELT members, target annual cash incentive bonus amounts, the allocation between corporate performance goals and individual performance goals for the target bonuses, identification and calculation of the corporate performance goals, establishment of individual performance goals for each ELT member and the Chairman, and establishment of three-year corporate performance goals for the long-term performance share grants made to ELT members in 2012. Such input was materially consistent with the compensation level and structure employed during 2011 which, in turn, was based in large part on the 2010 Mercer analysis.

In reviewing our compensation policies and practices, the Compensation Committee has considered whether our compensation program, particularly our performance-based awards, encourage participants to take risks that are reasonably likely to have a material adverse effect on us, and has concluded that such a result is unlikely.

Nominating and Governance Committee
The Nominating and Governance Committee reviews the structure of the Board, its committee structure and overall size; recommends to the Board nominees for vacant Board positions; reviews and reports to the Board on the nominees to be included in the slate of directors, including evaluating any individuals suggested by shareholders, for election at the Annual Meeting of Shareholders; recommends directors to serve on each Board committee; oversees the development of a plan for CEO succession; and oversees the evaluation of the Board and its committees.

The Nominating and Governance Committee is currently composed of Messrs. Boyle (Chair), Cramer, Kelly, Lord and Rogers, each of whom is an independent director as defined by Nasdaq Marketplace Rule 5605(a)(2). Mr. Johnson, as A-B’s designee, currently observes meetings of the Nominating and Governance Committee. The Nominating and Governance Committee met three times in 2012. The Board has adopted a written charter for the Nominating and Governance Committee, which is reviewed annually and revised as appropriate. A copy of the charter is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Strategic Planning Committee
The Strategic Planning Committee is responsible for advising management in the development of strategic plans; reviewing proposed capital and other significant expenditures proposed by management for consistency with our long-term business objectives; and reviewing and recommending to the Board management proposals related to expansion, capital investment, acquisitions, partnerships, joint ventures or alliances, dispositions of capital assets, adequacy of the existing capital structure and similar issues.

The Strategic Planning Committee is currently composed of Messrs. Rogers (Chair), Boyle and Lord, each of whom is an independent director as defined by Nasdaq Marketplace Rule 5605(a)(2). Mr. Larson, as A-B’s designee, is also a member of the Strategic Planning Committee. The Strategic Planning Committee met two times in 2012. The Board has adopted a written charter for the Strategic Planning Committee, which is reviewed annually and revised as appropriate. A copy of the charter is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Risk Management

We have designed and implemented processes to manage risk in our operations. The Board’s role in risk management is primarily one of oversight, with day-to-day responsibility for risk management implemented by the management team. The Board executes its oversight role directly and also through its various committees. The Audit Committee has principal responsibility for implementing the Board’s risk management oversight role. The Audit Committee reviews management’s assessment of the key risks facing us, including the key controls we rely on to mitigate those risks. The Audit Committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting, liquidity risk, risk relating to compliance with loan covenants, and risk arising out of related party transactions. The Nominating and Governance Committee also assists in risk management by overseeing our compliance with legal and regulatory requirements and risks relating to our governance structure. The Compensation Committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full Board reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are filled by two different people. Kurt Widmer serves as Board Chairman, while Terry Michaelson serves as Chief Executive Officer. Although the Board has chosen to separate the positions of Chief Executive Officer and Chairman of the Board, Mr. Widmer, as an employee, is not independent. The five independent directors believe that Mr. Widmer’s history as a pioneer and innovator within the craft brewing industry and his strategic experience with us makes him the appropriate leader of the Board, while they believe that Mr. Michaelson’s experience in growing and leading smaller companies and knowledge of branding strategy and development makes him the appropriate choice for Chief Executive Officer. Separating the Chairman and Chief Executive Officer positions provides multiple perspectives and ideas at Board meetings, expands the skill set available to address the variety of risks and challenges we may encounter, and improves communication between management and the Board by giving the Chief Executive Officer a single initial source for Board-level communication and input on significant decisions. By meeting in executive sessions on a regular basis, the five independent directors have the opportunity to identify and evaluate issues facing us, engaging in a frank and candid dialogue without management being present. For this reason, it is the Nominating and Governance Committee’s view that there is no need for an independent lead director at this time. The Board believes that its current leadership structure has not been influenced by the manner in which it oversees risk management. The Nominating and Governance Committee reevaluates the efficacy of the Board’s leadership structure periodically.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders wishing to communicate with the Board, the non-management directors, or with an individual Board member may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: c/o Terry E. Michaelson, Craft Brew Alliance, Inc., 929 N. Russell St., Portland, Oregon 97227. The envelope should indicate that it contains a shareholder communication. All such shareholder communications will be forwarded to the director or directors to whom the communications are addressed.

DIRECTOR COMPENSATION

Non-employee directors currently receive stock-based and cash compensation for their service on the Board. Each non-employee director receives an annual grant of shares of our common stock with a fair value of $25,000 upon election at the Annual Meeting of Shareholders. Each non-employee director is also entitled to receive an annual cash retainer of $20,000, paid quarterly.

The Chair of the Audit Committee is entitled to receive an additional cash retainer of $15,000, while each other member of the Audit Committee is entitled to receive $4,000. The Chairs of each of the Nominating and Governance, Compensation, and Strategic Planning Committees are entitled to receive an additional cash retainer of $10,000, while all other committee members are entitled to receive a payment of $2,000 for each committee position. Committee compensation is paid quarterly.

The following table sets forth certain information regarding the compensation earned by or awarded to each member of the Board in 2012.

Name	Fees earned or paid in cash	Stock Awards(1)	Non-equity incentive plan compensation	All other compen- sation	Total
Timothy P. Boyle	$34,000	$25,000	$-	$-	$59,000
Marc J. Cramer	28,000	25,000	-	-	53,000
E. Donald Johnson, Jr.	20,000	25,000	-	-	45,000
Kevin R. Kelly	39,000	25,000	-	-	64,000
Thomas D. Larson	21,500	25,000	-	-	46,500
David R. Lord	38,000	25,000	-	-	63,000
John D. Rogers, Jr.	38,000	25,000	-	-	63,000
Kurt R. Widmer(2)	204,298	-	75,977	6,770	287,045

(1)
Represents the value of 3,277 fully-vested shares of our common stock granted on May 14, 2012. The fair value of the stock awards was determined based on the fair value of our common stock on the date of grant. See Note 14 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for additional information.

(2)
All other compensation for Mr. Widmer represents the 401(k) employer matching contribution accrued for Mr. Widmer for 2012. See discussion in “Compensation Discussion and Analysis” for descriptions of our 401(k) and non-equity incentive plans.

Equity incentive awards outstanding at December 31, 2012 for each director were as follows:
Name	Unvested Stock Awards (#)	Option Awards (#)
Timothy P. Boyle	-	-
Marc J. Cramer	-	-
E. Donald Johnson, Jr.	-	-
Kevin R. Kelly	-	-
Thomas D. Larson	-	-
David R. Lord	-	12,000
John D. Rogers, Jr.	-	8,000
Kurt R. Widmer	-	-

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with Moss Adams LLP, the Company’s independent registered public accounting firm, the matters required to be discussed under Statement on Auditing Standards No. 61, Communication with Audit Committees, which includes a review of the findings of the independent accountant during its examination of the Company’s financial statements. The Audit Committee has received the written disclosures and the letter from Moss Adams LLP required by rules of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence and has discussed with Moss Adams LLP its independence.

Based upon the review and discussions of the Audit Committee with respect to the items listed above, the Audit Committee has recommended to the Board of Directors that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. The Audit Committee has also recommended, subject to shareholder approval, the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2013.

Respectfully Submitted,

Kevin R. Kelly (Chair)
Marc J. Cramer
David R. Lord
John D. Rogers, Jr.
Audit Committee Members

COMPENSATION DISCUSSION AND ANALYSIS

Our Board is responsible for establishing and administering our executive compensation and employee benefit programs in the context of our overall goals and objectives. This Board duty has been delegated to the Compensation Committee (referred to in this section as the “Committee”) in accordance with the Committee's Charter. The Committee reviews the executive compensation program at least annually and approves appropriate modifications to executive officer compensation, including specific amounts and types of compensation. The Committee is responsible for establishing the compensation of the CEO. The Committee also reviews and approves the compensation and incentive programs for other executive officers after reviewing the CEO's recommendations. The Committee establishes the annual compensation of the non-employee directors and oversees our equity compensation plans, including the administration of our stock-based compensation plans.

This Compensation Discussion and Analysis provides information on our executive compensation program and policies and summarizes the decision-making process supporting the compensation amounts shown in the tables that follow this section.

Executive Compensation Philosophy and Objectives
The objectives of our compensation program are to (i) provide a competitive, comprehensive compensation package to attract, retain and motivate highly talented personnel at all levels of our organization and (ii) provide incentives and rewards for implementing and accomplishing our short-term and long-term strategic and operational goals and objectives. Therefore, we strive to structure compensation packages that are competitive within the industry, while maintaining and promoting our interests, as well as the interests of our shareholders. Additionally, when appropriate, compensation is structured to maximize the tax benefits available to us and minimize compensation expense.

We believe that specific levels of executive compensation should reflect the responsibilities of each position within our company, the relative value of the position and the competition for quality, key personnel in our industry. Our executive compensation program includes four primary components:

•
Base salary. Base salary is the guaranteed element of an executive’s annual cash compensation. The level of base salary reflects the Committee’s assessment of the employee’s long-term performance, his or her skill set and the market value of that skill set.

•
Annual cash bonus opportunities. Performance-based incentive cash bonuses are intended to reward executives for achieving specific financial and operational goals both at a corporate and an individual level.

•
Long-term incentive awards. Long-term incentives are provided through grants of stock options and performance share awards intended to encourage our executives to take steps that they believe are necessary to ensure our long-term success, and to align their interests with our other shareholders.

•
Severance payments. Executive employment agreements provide for severance payments as a means of recruiting and retaining top quality executives, by assuring them of a reasonable amount of compensation in the event of termination of employment under specified circumstances.

Advice of Compensation Consultant
In December 2010, the Committee retained an outside compensation consultant, Mercer, to analyze our executive compensation program as compared to our peers. Mercer also advised the Committee regarding appropriate elements of a competitive executive compensation structure, including fixed and at-risk elements, short-term and long-term incentives, cash and equity components, and benefits. The Committee also asked Mercer to assist in confirming the appropriate level and structure of the composition of director compensation for a public company of our size.

In January 2011, Mercer reported to the Committee regarding its analysis of our total executive compensation packages for positions held by members of our executive leadership team (the "ELT"), as well as specific components of those packages, as compared to executives holding similar positions at similarly-sized manufacturing and general industrial companies, including data in the 2010 Mercer US Global Premium Executive Remuneration Suite and the 2010 Wyatt Top Management Compensation Survey. The data indicated that our base salaries for ELT members were significantly below market, in most instances at the 25th percentile or below, compared to our peers, while our target cash opportunities and actual total cash payments, including performance-based bonuses, were closer to the median other than for the CEO position, which was below the 25th percentile. The survey results also indicated that our long-term equity incentive awards were significantly below market, with our CEO and CFO positions below the 25th percentile and the other ELT members below the median. Mercer advised that, with respect to equity incentives, there had been a recent shift from employee stock options to restricted stock units or performance-based stock awards, typically based on a 3-year performance cycle.

The Committee’s decisions regarding ELT compensation for 2012 reflected its continued desire to bring our executive compensation program more in line with our peers, while emphasizing incentive compensation over fixed compensation such as salaries and benefits. At our annual meeting in May 2012, shareholders approved our non-binding Say-on-Pay proposal to approve our executive compensation by a favorable vote representing 96% of the votes cast. The Committee views this vote as a positive endorsement of our executive compensation practices and decisions. The shareholders’ overwhelming support of our executive compensation program is one factor that contributed to the Committee’s decision not to make significant changes to our executive compensation programs and policies for 2013. The Committee will continue to consider results from the annual shareholder advisory votes, including the upcoming vote at the 2013 annual meeting, when reviewing executive compensation programs and policies.

Components of 2012 Executive Officer Compensation
Our executive compensation program is comprised of both fixed and variable elements with both cash and equity components, including a base salary, annual cash incentive bonus opportunities, grants of stock options and performance shares, modest personal benefits and severance arrangements.

Base Salary
Base salaries are established annually, with changes generally becoming effective April 1 of each year. As noted above, the Committee, based on the analysis provided by Mercer, determined in early 2011 that base salary levels for the ELT members were substantially below our peers, while total cash compensation, while below the median, was more competitive. With this in mind, the Committee determined that base salaries should be increased in stages to reach the 40th percentile by 2013 for more senior management compared to our peers, and the 35th percentile for other ELT members. The Committee approved an 8% increase in Mr. Michaelson’s base salary effective April 1, 2012, while other ELT members named in the Summary Compensation Table below (the “named executive officers”) received increases as follows: Mr. Moreland, 7%; Mr. Pastore, 3%; Mr. Thomas, unchanged; and Mr. Wall, 3%.

2012 Annual Cash Incentive Bonuses
We provide our ELT members with annual cash bonus opportunities subject to the attainment of corporate level goals and individual performance objectives, with the goal of the Committee being to bring total target cash compensation to the ELT members closer to the median compared to our peers, while giving more weight to cash bonus opportunities. The corporate level goals relate to 80% of the bonus opportunity and the individual objectives to 20%. Consistent with the Committee’s philosophy of tying a significant portion of compensation to the achievement of performance goals, the Committee established annual cash bonus opportunities, expressed as a percentage of 2012 base salary, for the named executive officers as follows: Mr. Michaelson, 80%; Mr. Moreland, 65%; Mr. Pastore, 60%; Mr. Thomas, 45%; and Mr. Wall, 40%. This represented a 14% increase over the target percentage for Mr. Michaelson of 70% in 2011 and a 12.5% increase for Mr. Thomas from 40% in 2011, while percentages for the other named executive officers were unchanged.

The corporate level goals approved by the Committee for 2012 were based 50% on attainment of earnings before interest, taxes, depreciation, and amortization ("EBITDA") of $15.4 million and 50% on attainment of total sales of $166.1 million. EBITDA, as calculated, reflects the potential bonuses as expense. For every 1% by which achievement of a corporate goal was above or below 100%, the portion of the bonus opportunity attributable to that goal would increase or decrease by 2.5%. No bonus amount would be paid with respect to a goal as to which achievement fell below 80%.

The individual performance objectives are generally based upon achieving financial, strategic, operational and other goals in functional areas for which an executive has responsibility. Individual performance objectives are tied to the officer’s role in achieving our strategic and operating goals. Individual performance goals for the named executive officers for 2012 were as follows: Target gross profit (weighted one-third for Mr. Michaelson and 100% for Mr. Pastore); target return on invested capital (weighted one-third for Mr. Michaelson and 100% for Mr. Moreland); relative brand market share growth targets by brand family, measured by percentage sales growth in 2012 for our primary competitors in the craft beer segment (weighted one-third for Mr. Michaelson); and sales targets related to increases in points of distribution, display locations, and sales of high end Widmer Brothers products (weighted 100% for Mr. Wall). Mr. Thomas's goals included relative brand market share growth, as well as sales targets, a net positive change in velocity, and numeric targets for restaurant and export sales, weighted equally to comprise the other 30% weighting of his individual bonus targets. The individual goals were subject to the same 2.5% adjustment up or down for each 1% as to which achievement was above or below target levels.

The Committee determines the extent to which performance goals have been satisfied following the end of each fiscal year. Payment, if any, is made promptly following such determination. An ELT member is not entitled to receive a bonus unless he or she remains employed by us through the date of the Committee’s determination, unless the Committee determines otherwise.

In March 2013, the Committee determined that the EBITDA goal had been met at the 80.3% level and the net sales goal had been met at the 102.0% level, resulting in a payout on the bonus opportunity tied to corporate performance goals for 2012 of 62.4% as compared to the 80% target. Major individual performance goals were attained at the following levels: 101.5% for gross profit; 75.5% for return on invested capital; and 92.2% for relative brand market share growth. The combined level of achievement of individual goals for 2012 was 74.3% for Mr. Michaelson, 38.8% for Mr. Moreland, 69.6% for Mr. Thomas, 103.7% for Mr. Pastore, and 50.5% for Mr. Wall, resulting in payouts of 14.9%, 7.8%, 13.9%, 20.7% and 10.2%, respectively, compared to the 20% target bonus attributable to individual goals overall. The Committee believes the 2012 bonus results compared to corporate and individual performance demonstrates the efficacy of our annual cash incentive structure in rewarding desired results.

Stock Incentive Plan Awards
The Committee typically considers equity grants for our ELT members and other employees annually, with such grants generally occurring in May.

As part of its analysis provided to the Committee in January 2011, Mercer advised that the long-term equity incentive grants awarded to the ELT members in prior years were significantly below market as compared to our peers. Mercer also recommended that the Committee consider shifting away from grants solely of stock options and consider making grants of restricted stock or restricted stock units, with vesting based on continued employment, attainment of performance goals, or both.

After considering Mercer’s recommendations, and in line with its philosophy of weighting our executive compensation program more heavily to incentive compensation, particularly compensation intended to align the interests of senior management with the interests of our shareholders, the Committee determined to approve significantly higher equity grants for 2011 than in our recent history. Grants approved in 2012 were in line with 2011 levels based on grant date fair value.

The Committee determined that the grant date fair value of equity grants to the named executive officers for 2012, expressed in terms of a percentage of base salary, for the named executive officers should be as follows: Mr. Michaelson, 100%; Mr. Moreland, 75%; Mr. Pastore, 75%; Mr. Thomas, 60%; and Mr. Wall, 50%, unchanged from the prior year. The Committee further determined that the equity awards, based on grant date fair value, should continue to be 30% in the form of time-vested stock options and 70% in the form of performance share awards. Consequently, a substantial portion of the equity awards are subject to attainment of performance goals as described below.

The vesting of the performance share awards granted in 2012 is subject to achieving target levels of net sales and adjusted EBITDA over a three-year performance cycle ending December 31, 2014. The target amounts were established as stretch targets derived from the budget numbers that had been developed by management and approved by the Board. Accordingly, at the time the Committee approved the equity grants in May 2012, it believed that approximately 80% of the performance shares would likely vest. Additional details of the equity awards are reflected in the tables set forth under “Executive Compensation” below.

Severance Benefits
As part of the employment agreements with each of our named executive officers, we have entered into severance arrangements that provide for severance benefits in the event that the officer’s employment is terminated under specified circumstances as described in more detail below under “Employment Agreements and Potential Payments upon Termination or Change-in-Control.”

Other Compensation
We make contributions to the 401(k) accounts of all participating named executive officers on the same terms as those of other participants in our 401(k) plan and provide health and disability insurance for the named executive officers under the same plans as for non-executive employees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included elsewhere in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in our annual report on Form 10-K and included in this proxy statement.

Respectively Submitted:

David R. Lord (Chair)	Kevin R. Kelly
Timothy P. Boyle	John D. Rogers, Jr.
Marc J. Cramer
Compensation Committee Members

EXECUTIVE OFFICERS

The following individuals were our executive officers as of April 18, 2013:

Name	Age	Position	Executive Officer Since
Terry E. Michaelson	59	Chief Executive Officer	2008
Mark D. Moreland	48	Chief Financial Officer and Treasurer	2008
V. Sebastian Pastore	46	Executive Vice President, Brewing, Operations and Logistics	2008
Andrew J. Thomas	45	President of Commercial Operations	2011

Terry E. Michaelson has served as our Chief Executive Officer since November 13, 2008 and was previously our Co-Chief Executive Officer following our merger with WBBC on July 1, 2008. Mr. Michaelson served as President of Craft Brands Alliance LLC (“Craft Brands”), a joint marketing effort between WBBC and the Company, from July 2004 to July 1, 2008. From March 1995 to June 2004, he served as Chief Operating Officer and Executive Vice President of WBBC.

Mark D. Moreland has served as our Chief Financial Officer and Treasurer since August 2008 and, prior to that, was our Chief Accounting Officer, beginning July 1, 2008, the effective date of the merger with WBBC. From April 1, 2008 to June 30, 2008, Mr. Moreland served as Chief Financial Officer of WBBC. He was Executive Vice President and Chief Financial Officer of Knowledge Learning Corporation from July 2006 to November 2007. From July 2005 to June 2006, Mr. Moreland held the positions of Interim CFO, Senior Vice President - Finance and Treasurer with Movie Gallery, Inc., which operated the Movie Gallery and Hollywood Entertainment video rental chains. From August 2002 to July 2005, he was Senior Vice President, Finance and Treasurer of Hollywood Entertainment Corporation, which Movie Gallery, Inc. acquired in April 2005. Movie Gallery and each of its U.S. affiliates filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code on October 16, 2007, and the plan of reorganization was subsequently confirmed by the U.S. Bankruptcy Court in 2008.

V. Sebastian Pastore has served as our Executive Vice President, Brewing, Operations and Logistics since July 11, 2011 and, prior to that, was our Vice President, Brewing Operations and Technology, beginning July 1, 2008. Prior to that, Mr. Pastore served as Vice President of Brewing of WBBC from March 2002 to July 1, 2008. From June 2000 to March 2002, he worked for Coca-Cola Enterprises. From December 1994 to June 2000, Mr. Pastore served as the Director of Brewing for WBBC.

Andrew J. Thomas has served as President of Commercial Operations since June 1, 2011. Prior to that, Mr. Thomas served as an independent marketing and strategy consultant and senior adviser to The Monitor Group, a strategy consulting firm, beginning in April 2009. Mr. Thomas was an independent consultant from October 2007 to April 2009. He served as President and Chief Executive Officer of Heineken USA from 2005 to 2007, and was employed by Heineken International from January 1995 to October 2007 in a variety of positions of increasing responsibility and authority.

There are no family relationships among any of our directors or executive officers, except that Kurt Widmer, the Chairman of our Board of Directors, is the brother of Rob Widmer, who serves as our Vice President of Corporate Quality Assurance and Industry Relations, a non-executive position.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned during the years ended December 31, 2012, 2011 and 2010 by (i) our Principal Executive Officer (“PEO”); (ii) our Principal Financial Officer (“PFO”); (iii) our two other executive officers other than our PEO and PFO who were serving as executive officers at December 31, 2012; and (iv) one additional person who was an executive officer during 2012 but was no longer an executive officer as of December 31, 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen-sation ($)(3)	All Other Compen-sation ($)(4)	Total ($)
Terry E. Michaelson	2012	$338,953	$199,242	$103,449	$213,966	$10,306	$865,916
Chief Executive Officer	2011	307,054	224,715	96,264	225,149	9,067	862,249
	2010	269,639	-	107,907	140,068	6,589	524,203

Mark D. Moreland	2012	230,538	101,326	52,596	107,071	6,628	498,159
Chief Financial Officer and	2011	216,479	115,675	49,541	143,481	6,455	531,631
Treasurer	2010	204,315	-	86,325	106,296	6,086	403,022

Andrew J. Thomas(5)	2012	300,000	103,661	53,807	103,005	4,278	564,751
President of Commercial	2011	167,139	73,491	31,514	70,140	-	342,284
Operations

V. Sebastian Pastore	2012	190,745	83,091	43,152	95,906	5,705	418,599
Executive Vice President,	2011	183,604	97,997	41,984	112,244	5,507	441,336
Brewing, Operations and Logistics	2010	173,668	-	73,352	54,211	5,210	306,441

Martin J. Wall(6)	2012	175,585	50,976	26,444	51,259	5,108	309,372
Vice President of Sales	2011	170,641	60,181	25,790	68,938	4,978	330,528
	2010	165,488	-	69,908	51,156	5,022	291,574

(1)
Represents the grant date fair value of performance-based stock awards under our 2010 Stock Incentive Plan, which reflects the assessment of probable achievement of performance conditions on the date of grant. The actual value to be received pursuant to these stock awards is dependent upon the degree to which company-wide performance goals are met over three-year performance cycles. The value of the 2012 awards at the grant date, assuming the highest level of achievement, was as follows: (i) Mr. Michaelson, $301,194; (ii) Mr. Moreland, $153,173; (iii) Mr. Thomas, $156,701; (iv) Mr. Pastore, $125,609; and (v) Mr. Wall, $77,063. Additional details regarding the terms of the performance awards are set forth in the following two tables. See Note 14 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for information on the valuation assumptions and other related information.

(2)
Represents the grant date fair value of option awards under our 2010 Stock Incentive Plan. The actual value to be received pursuant to these option awards is dependent upon the appreciation in our stock price prior to the expiration of the options. Additional details regarding the terms of the option awards are set forth in the following two tables. See Note 14 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for information on the valuation assumptions and other related information.

(3)
The amounts shown reflect the annual cash incentive awards based on performance for the years shown and paid in the first quarter of the following year. Additional details of the awards for 2012 are set forth in the following table.

(4)
All other compensation for 2012, 2011 and 2010 represents 401(k) employer matching contributions paid or accrued for the benefit of the named executive officer, other than for Mr. Thomas, for whom it represents health benefits.

(5)	Mr. Thomas became an executive officer effective June 1, 2011.
(6)	Mr. Wall ceased to be an executive officer effective December 1, 2012 and ceased to be an employee effective February 1, 2013.

Grants of Plan-Based Awards Table for the Year Ended December 31, 2012

		Estimated potential payouts under non-equity incentive plan awards		Estimated future payouts under equity incentive plan awards			All other option awards: Number of securities underlying options (#)(3)	Exercise or base price of option awards ($/sh)(4)	Grant date fair value of stock and option awards ($)(5)
Name	Grant date	Threshold ($)(1)	Target ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Terry E.	05/14/2012	$-	$-	18,972	31,580	39,475	-	$-	$199,242
Michaelson	05/14/2012	-	-	-	-	-	21,360	7.63	103,449
		138,400	276,800	-	-	-	-	-	-

Mark D.	05/14/2012	-	-	9,648	16,060	20,075	-	-	101,326
Moreland	05/14/2012	-	-	-	-	-	10,860	7.63	52,596
		76,267	152,534	-	-	-	-	-	-

Andrew J.	05/14/2012	-	-	9,871	16,430	20,538	-	-	103,661
Thomas	05/14/2012	-	-	-	-	-	11,110	7.63	53,807
		67,500	135,000	-	-	-	-	-	-

V. Sebastian	05/14/2012	-	-	7,912	13,170	16,463	-	-	83,091
Pastore	05/14/2012	-	-	-	-	-	8,910	7.63	43,152
		57,705	115,410	-	-	-	-	-	-

Martin J.	05/14/2012	-	-	4,854	8,080	10,100	-	-	50,976
Wall	05/14/2012	-	-	-	-	-	5,460	7.63	26,444
		35,400	70,800	-	-	-	-	-	-

(1)
Represents the potential annual cash incentive bonus amounts payable based on the level of achievement of corporate and individual performance goals as described under “Compensation Discussion and Analysis” above. The target amounts are payable if the overall achievement level is 100%. The threshold amounts are payable if the overall achievement level is above 80%. No amounts are payable for achievement at 80% or below the target level. For each percentage point that achievement of the goal falls below the target level, the bonus amount attributable to that goal is reduced by 2.5%. For each percentage point that achievement of the goal is above the target level, the bonus amount attributable to that goal is increased by 2.5%. For 2012, no maximum limit on bonus amounts payable was imposed.

(2)
Represents performance share awards that will vest upon the attainment of performance goals over a three-year performance cycle ending December 31, 2014 as described under “Compensation Discussion and Analysis” above. Upon vesting, the performance shares will be settled in shares of common stock. The target amounts will be issuable if the overall achievement level is 100%. The threshold amounts (60% of target) will be issuable if the overall achievement level is 92.8% of the net sales target and 84.4% of the adjusted EBITDA target. No shares of common stock will be issuable if achievement is below those levels. For each percentage point that achievement of the goal falls below the target level, the amount attributable to that goal is reduced by 3.5%. For each percentage point that achievement of the goal exceeds the target level, the amount attributable to that goal is increased by 6.0%, with a maximum of 125% of the target level.

(3)	Reflects stock options which vest in five equal annual installments beginning one year after the date of grant and expire 10 years after the date of grant.
(4)	The exercise price is equal to the closing sale price of our common stock on the date of grant.
(5)
See Note 14 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for information on the valuation assumptions and other related information.

Outstanding Equity Awards at Year End 2012

The following table sets forth the outstanding equity awards held by the named executive officers as of December 31, 2012:
	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options: exercisable (#)		Number of securities underlying unexercised options: unexercisable (#)	Option exercise price ($/Sh)	Option expiration date		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Terry E.	5,453		1,817	$1.25	02/11/19	(1)	-		$-
Michaelson	10,148		15,222	2.39	04/01/20	(2)	-		-
	3,210		12,840	9.28	05/25/21	(4)	-		-
	-		21,360	7.63	05/14/22	(5)	-		-
	-		-	-	-		7,265	(6)	47,077	(8)
	-		-	-	-		18,972	(7)	122,939	(8)

Mark D.	5,073		1,692	1.25	02/11/19	(1)	-		-
Moreland	9,440		14,160	2.39	04/01/20	(2)	-		-
	3,640		5,460	6.88	12/07/20	(3)	-		-
	1,652		6,608	9.28	05/25/21	(4)	-		-
	-		10,860	7.63	05/14/22	(5)	-		-
	-		-	-	-		3,740	(6)	24,235	(8)
	-		-	-	-		9,648	(7)	62,519	(8)

Andrew J.	10,000	(9)	-	6.50	10/12/13		-		-
Thomas	10,000	(9)	-	7.79	01/01/14		-		-
	1,043		4,172	9.35	06/01/21	(10)	-		-
	-		11,110	7.63	05/14/22	(5)	-		-
	-		-	-	-		2,358	(6)	15,280	(8)
	-		-	-	-		9,871	(7)	63,964	(8)

V. Sebastian	4,313		1,437	1.25	02/11/19	(1)	-		-
Pastore	8,024		12,036	2.39	04/01/20	(2)	-		-
	3,092		4,638	6.88	12/07/20	(3)	-		-
	1,400		5,600	9.28	05/25/21	(4)	-		-
	-		8,910	7.63	05/14/22	(5)	-		-
	-		-	-	-		3,168	(6)	20,529	(8)
	-		-	-	-		7,912	(7)	51,270	(8)

Martin J.	4,110		1,370	1.25	02/11/19	(1)	-		-
Wall(11)	7,644		11,466	2.39	04/01/20	(2)	-		-
	2,948		4,422	6.88	12/07/20	(3)	-		-
	860		3,440	9.28	05/25/21	(4)	-		-
	-		5,460	7.63	05/14/22	(5)	-		-
	-		-	-	-		1,946	(6)	12,610	(8)
	-		-	-	-		4,854	(7)	31,454	(8)

(1)	These options vested in full on February 11, 2013.
(2)	One-third of the unvested options vested on April 1, 2013 and the remaining two-thirds of the unvested options vest in two equal installments on April 1, 2014 and 2015.
(3)	The unvested options vest in three equal installments on December 7, 2013, 2014 and 2015.
(4)	The unvested options vest in four equal installments on May 25, 2013, 2014, 2015 and 2016.
(5)	The unvested options vest in five equal installments on May 14, 2013, 2014, 2015, 2016 and 2017.
(6)
Vesting of this award is contingent upon meeting company-wide performance goals at the threshold level. The performance goals are tied to target amounts of adjusted EBITDA and net sales for the three fiscal years ending December 31, 2013. The awards earned will range from zero to 100% of the target number of performance shares and will be payable no later than April 30, 2014.

(7)
Vesting of this award is contingent upon meeting company-wide performance goals at the threshold level. The performance goals are tied to target amounts of adjusted EBITDA and net sales for the three fiscal years ending December 31, 2014. The awards earned will range from zero to 125% of the target number of performance shares and will be payable no later than April 30, 2015.

(8)	Based on the closing price of our common stock on December 31, 2012, $6.48 per share.
(9)	Represents stock appreciation rights to be settled in cash based on the amount by which the fair market value of our common stock on the date of exercise exceeds the base price.
(10)	The unvested options vest in four equal installments on June 1, 2013, 2014, 2015 and 2016.
(11)
All of Mr. Wall’s stock options and performance shares that remained unvested as of his termination date, February 1, 2013, were canceled effective February 1, 2013. The remaining vested stock options expire on May 2, 2013.

Option Exercises and Stock Vested for the Year Ended December 31, 2012

No named executive officer exercised any options or had any restricted stock that vested in 2012.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Other than as described below, we do not have any employment agreements or any other agreements or understandings with any of the named executive officers that provide for supplemental payments after the executive’s employment terminates.

Martin Wall Separation Agreement

On February 1, 2013, we entered into a separation agreement (the “Separation Agreement”) with Martin Wall, who was our Vice President of Sales. Mr. Wall ceased to be an employee effective as of the close of business on February 1, 2013.

Pursuant to the terms of the Separation Agreement, Mr. Wall is entitled to receive severance benefits equivalent to those set forth in his employment agreement dated March 29, 2010, which includes 12 months’ pay at his annual rate of base salary in effect at February 1, 2013, $177,000. Mr. Wall is also entitled to receive health benefits comparable to those in place at termination for a 12-month period.

The Separation Agreement also provided for payment to Mr. Wall of his 2012 cash incentive bonus award to the extent earned, and an additional lump sum cash payment within 30 days following the date of the Separation Agreement, in exchange for a release of all claims that Mr. Wall may have had against us. Severance payments will cease in the event Mr. Wall ceases to comply with non-compete provisions contained in his employment agreement. Performance share and stock option awards held by Mr. Wall which were not vested as of February 1, 2013 expired upon his termination.

Following is a summary of Mr. Wall’s separation benefits:

Name	12 months’ salary	Continuation of health benefits(1)	2012 cash incentive bonus award	Additional lump sum payment	Total severance benefits
Martin J. Wall	$177,000	$13,658	$51,259	$23,459	$265,376

(1)	Based on COBRA premium rates in effect as of January 1, 2013.

Material Terms of Employment Letter Agreements

We have entered into employment letter agreements with each named executive officer which provide the structure of their compensation. The annual base salaries for the named executive officers are established annually by the Compensation Committee, and any adjustments are made effective April 1 of the succeeding year.

Severance Benefits for All Executive Officers
Pursuant to the agreements, severance benefits become payable in the event the executive officer’s employment is involuntarily terminated for any reason other than “for cause” or if the officer resigns for “good reason.” The amount of the severance benefit for Messrs. Michaelson and Pastore would be equal to 12 months at their current rate of base salary. The amount of severance benefit for Messrs. Moreland and Thomas would be equal to the lesser of (i) two weeks for each full year of service or (ii) 12 months at his current rate of base salary; provided that the minimum severance benefit is 6 months of base salary. Severance benefits are generally payable in accordance with the normal payroll schedule commencing on the day following termination and extending for a period not to exceed 12 months. For a termination that is eligible for severance benefits, the executive officer would also be entitled to receive the health benefits comparable to those in place at termination over the same severance period.

Any remaining severance benefits payable to the executive officer will terminate if he accepts employment or associates with a brewing or other company that we determine, in our reasonable discretion, is a competitor of ours or the alcoholic beverage business of A-B as of the effective date of such employment or association. All health benefits payable under this provision would terminate if, while receiving such benefits, the executive officer accepts employment with another employer that provides similar health benefits.

“For cause” is defined in the agreements as engaging in conduct which has substantially and adversely impaired our interests, or would be likely to do so if the officer were to remain employed by us; engaging in fraud, dishonesty or self-dealing relating to, or arising out of, employment with us; violating any criminal law relating to his employment or to us; engaging in conduct which constitutes a material violation of a significant company policy or our Code of Conduct and Ethics, including, without limitation, violation of policies relating to discrimination, harassment, use of drugs and alcohol and workplace violence; or repeatedly refusing to obey lawful directions of the Board.

“Good reason” is defined in the agreements as the occurrence of one or more of the following events without the officer’s consent: (i) a material reduction in his authority, duties, or responsibilities as defined; or (ii) a material reduction in the authority, duties, or responsibilities of the person or persons to whom the officer reports (including, for the Chief Executive Officer, a requirement that he report to one of our other officers or employees instead of reporting directly to the Board). For all executive officers other than Mr. Thomas, “good reason” also includes relocation of the officer’s workplace to a location that is more than 100 miles from Portland, Oregon. There is no comparable provision in Mr. Thomas’ agreement. The agreements include provisions for written notice and an opportunity for us to cure the issue(s).

The following table quantifies for each named executive officer, except Mr. Wall, the estimated potential cash severance benefits and the continuation of health benefits that would be provided if the circumstances described above had occurred as of December 31, 2012.

Name	Potential cash severance benefit	Continuation of health benefits(1)	Total severance benefits
Terry E. Michaelson	$346,000	$13,658	$359,658
Mark D. Moreland	117,325	-	117,325
Andrew J. Thomas	150,000	10,087	160,087
V. Sebastian Pastore	192,350	4,518	196,868

(1)	Based on COBRA premium rates in effect as of January 1, 2013. Mr. Moreland is not currently enrolled in our health plans so no health benefit would be payable.

Other Benefits
Our employment letter agreements with our executive officers provide for participation in all of our employee benefit programs for which the executive officer is eligible, including our 401(k) plan. Under the 401(k) plan, the executive officer’s contributions may be made on a before-tax basis, subject to IRS limits. For 2012, we matched contributions to the 401(k) plan on a 50% basis up to 6% of eligible compensation. Our matching contributions to the plan vest ratably over five years of service by the executive officer. Eligibility for the matching contribution begins after the executive officer has been in our employment a minimum of three months.

RELATED PERSON TRANSACTIONS

Statement of Policy Regarding Related Person Transactions

We have adopted a policy of not engaging in business transactions with our officers, directors, nominees for director, beneficial owners of more than 5% of our common stock and immediate family members or affiliates of the foregoing (each a “Related Person”) except upon terms that are fair and reasonable as determined in good faith by our Audit Committee. Nevertheless, we recognize that there may be situations where such transactions with a Related Person may be in, or may not be inconsistent with, the best interests of our shareholders. Therefore, we have adopted a Statement of Policy with respect to such related person transactions that guides the review and approval or ratification of these transactions.

Under the Statement of Policy, a “related person transaction” is a transaction between us and any Related Person, other than transactions available to all employees generally and transactions involving less than $10,000 when aggregated with all similar transactions. The Audit Committee has been tasked with the review and approval of all related person transactions. The Audit Committee considers all relevant facts and circumstances available in making its determination as to a related person transaction, including (if applicable) but not limited to: the benefits to us; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity which is owned or controlled in substantial part by a director; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. A copy of our Statement of Policy with respect to related person transactions is available on our website at www.craftbrew.com (select – Investors – Governance – Highlights).

Certain Related Person Transactions

Employment Agreement with Kurt Widmer
Kurt Widmer is a founder, director, employee and significant shareholder of Craft Brew. We entered into an employment agreement effective July 1, 2010 with Mr. Widmer, under which his annual base salary for 2012 was $206,000 and, for 2013, will be $212,000, paid in accordance with our normal payroll policies. Mr. Widmer’s base salary is reviewed annually by the Compensation Committee. Mr. Widmer is entitled to participate in all of our employee benefit programs for which he is eligible, including any long-term incentive plans developed by the Compensation Committee.

The Compensation Committee may establish annual performance goals for Mr. Widmer for each year, which, if met, would entitle Mr. Widmer to an annual cash bonus, subject to review and approval by the Compensation Committee. Mr. Widmer received a bonus of $75,977 based on achievement of his goals for 2012, which was paid in 2013.

In connection with Mr. Widmer’s employment agreement, severance benefits become payable in the event his employment is involuntarily terminated for any reason other than “for cause” or if he tenders his resignation for “good reason.” The amount of the severance benefit would be equal to 12 months at his current rate of base salary, generally payable to Mr. Widmer in accordance with the normal payroll schedule commencing on the day following termination and extending for a period of 12 months. For a termination that is eligible for severance benefits, Mr. Widmer would also be entitled to receive the same health benefits for 12 months that he had been receiving at the time of termination.

Any remaining severance benefits payable to Mr. Widmer will terminate if he accepts employment or associates with a brewing or other company that we determine, in our reasonable discretion, is a competitor of ours or the alcoholic beverage business of A-B as of the effective date of such employment or association. All health benefits payable under this provision would terminate if, while receiving such benefits, Mr. Widmer accepts employment with another employer that provides similar health benefits.

Effective with the merger with WBBC, we also entered into a separate agreement with Mr. Widmer whereby he agreed, not to engage, or permit or cause any of his affiliates to engage, in the manufacturing, advertising, marketing, sale or distribution, whether for himself or for third parties, of any malt beverage, soda beverage or alcoholic beverage product in North America not produced by us. Mr. Widmer also agreed not to encourage any of our employees to leave our employment to join or enter into an employment or service agreement with a competitor, and not to solicit or encourage any of our customers or potential customers to limit, restrict or cease use of our products or services. The agreement expires on July 1, 2013.

Assuming that Mr. Widmer was terminated effective December 31, 2012, and qualified for severance benefits, we would have owed him $206,000 of cash compensation and health benefits with a value of $10,100.

Employment Agreement with Rob Widmer
We entered into an agreement effective July 1, 2010 with Rob Widmer, an employee and the brother of Kurt Widmer, under which his employment in the position of Vice President of Corporate Quality Assurance and Industry Relations was continued. Rob Widmer received $200,481 as cash compensation for his services during 2012. Rob Widmer is entitled to participate in all of our employee benefit programs for which he is eligible, including any long-term incentive plans developed by the Compensation Committee. Under the agreement, the terms and circumstances under which we would pay Rob Widmer severance benefits are similar to those applicable to Kurt Widmer.

Effective with the merger with WBBC, we also entered into a separate agreement with Rob Widmer whereby he agreed not to compete with us under certain terms and conditions. The agreement is similar to the agreement between us and Kurt Widmer and expires on July 1, 2013.

Assuming that Rob Widmer was terminated effective December 31, 2012, and qualified for severance benefits, we would have owed him $196,000 of cash compensation and health benefits with a value of $4,500.

Transactions with A-B
Transactions with A-B consisted of the following (in thousands):

Year Ended December 31,
2012
Gross sales to A-B	$149,492
Margin fee paid to A-B, classified as a reduction of Sales	1,864
Sales to FSB through a contract brewing arrangement, classified in Sales(1)	3,083
Sales to FSB pursuant to termination agreement discussed below	838
Handling, inventory management, royalty and other fees paid to A-B, classified in Cost of sales	449
Amounts received from A-B for lost keg fees and forfeited deposits, included as a reduction of Property, equipment and leasehold improvements, net	122

(1)	FSB is a wholly-owned subsidiary of A-B.

Effective September 1, 2012, in the best interest of both parties, we mutually agreed with Fulton Street Brewery, LLC (“FSB”) to end our contract brewing arrangement. Under the termination agreement, we phased out production of FSB branded beers through November 2012 utilizing remaining on-hand inventory. In consideration, FSB is paying us $70,000 per month through September 2013.

Amounts due to or from A-B were as follows (in thousands):

December 31, 2012
Amounts due from A-B related to beer sales pursuant to the A-B Distributor Agreement	$6,369
Amounts due from FSB related to beer sales pursuant to a contract brewing arrangement	260
Amounts due from FSB related to termination arrangement	630
Refundable deposits due to A-B	(2,472)
Amounts due to A-B for services rendered	(1,974)
Net amount due from A-B	$2,813

Lease Arrangements
As a result of the merger with WBBC, we assumed several lease contracts with lessors whose members include Related Persons. We lease our headquarters office and restaurant space located in Portland, Oregon from Smithson & McKay LLC, whose members include Kurt Widmer, Rob Widmer and Kristen Maier-Lenz, their sister. The lease expires in 2034, with an extension at our option for two 10-year periods. We are responsible for taxes, insurance and maintenance associated with these leases. We paid lease rentals to Smithson & McKay LLC totaling $67,000 for the year ended December 31, 2012. Rental payments under the lease are adjusted each year to reflect changes in the consumer price index (“CPI”). The lease payments during an extension period, if applicable, will be established at fair market levels at the beginning of each period. We hold a right to purchase these facilities at the greater of $2.0 million or the appraised value of the property. The right to purchase is not valid in the final year of the lease term or in each of the final years of the renewal terms, as applicable.

We also lease our storage facilities and land located in Portland, Oregon, and certain equipment from Widmer Brothers LLC, whose members include Kurt and Rob Widmer. The leases expire in 2017 with extensions at our option for two five-year periods. We are responsible for taxes, insurance and maintenance associated with these leases. We paid lease rentals to Widmer Brothers LLC totaling $58,000 for the year ended December 31, 2012. Rental payments under the leases are adjusted each year to reflect increases in the CPI. The lease payments during an extension period, if applicable, will be established at fair market levels at the beginning of each period.

We hold lease and sublease obligations for certain office space and the land underlying the brewery and pub location in Kona, Hawaii, with Manini Holdings, LLC, whose members include W. Cameron Healy, who beneficially owns 7.4% of our outstanding common stock, and a nonexecutive officer. The sublease contracts expire on various dates through 2020, with an extension at our option for two five-year periods. The rent during an extension period, if applicable, will be established at fair market levels at the beginning of each period. Lease payments to the lessor totaled $402,000 for the year ended December 31, 2012. We are responsible for taxes, insurance and maintenance on the leased property.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting of Shareholders, to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Under our Amended and Restated Bylaws, there are eight positions on the Board and the following individuals have been nominated by the Board of Directors for re-election at the Annual Meeting of Shareholders: Timothy P. Boyle, Marc J. Cramer, E. Donald Johnson, Jr., Kevin R. Kelly, Thomas D. Larson, David R. Lord, John D. Rogers Jr. and Kurt R. Widmer. All of the nominees are currently directors. The accompanying proxy will be voted for these nominees, except where authority to vote is withheld. The proxies cannot be voted for more than eight nominees. Shares held through a broker will only be voted in the election of the directors if the shareholder provides specific voting instructions to the broker. Should any nominee be unable to serve, the persons named in the proxy may vote for any substitute designated by the Board. See “Who is entitled to vote?” on page 1 for an explanation of the cumulative voting provisions applicable to the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF THE NOMINEES NAMED IN PROPOSAL NO. 1.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Moss Adams LLP (“Moss Adams”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2013.

At the Annual Meeting of Shareholders, the shareholders are being asked to ratify the appointment of Moss Adams as our independent registered public accounting firm for the year ending December 31, 2013. Representatives of Moss Adams will be present at the Annual Meeting of Shareholders and they will have an opportunity to make statements and will be available to respond to appropriate questions from shareholders.

If the votes in favor of the proposal do not exceed the votes against the proposal, the Audit Committee will reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed or to be billed by Moss Adams for professional services rendered with respect to the years ended December 31, 2012 and 2011. All of these services were approved by the Audit Committee:

	2012	2011
Audit Fees(1)	$296,000	$301,491
Audit Related Fees(2)	5,494	2,170
Tax Fees	-	-
All Other Fees	-	-
	$301,494	$303,661

(1)
Audit fees generally include the audit of our annual financial statements, the review and certification of our compliance with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the financial statements included in our Quarterly Reports on Form 10-Q and review of our periodic reports filed with the SEC.

(2)	Audit related fees relate to incidental costs incurred during the audit and reviews.

Auditor Independence

In 2012, there were no other professional services provided by Moss Adams that would have required the Audit Committee to consider their compatibility with maintaining the independence of Moss Adams.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing and overseeing the work of our independent registered public accounting firm. The Audit Committee has established the following procedures for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm will submit a detailed description of services expected to be rendered during that year for each of the following categories of services to the Audit Committee for approval:

•
Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•
Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

Before engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent registered public accounting firm is engaged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF MOSS ADAMS LLP.

PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Under regulations adopted by the SEC, shareholders are permitted to provide an advisory vote regarding the compensation of our named executive officers. This advisory vote, while not binding on the Board or Compensation Committee, provides a means by which shareholders may confirm and approve the overall compensation package of the named executive officers. The vote is a vote to approve or disapprove the overall compensation package of the named executive officers, and does not provide for a vote on any one specific element of the compensation package or on the compensation received by any one person. Although not binding, the results of the vote will be taken into consideration when the Compensation Committee reviews the named executive officer compensation package in the future. We conduct this advisory say-on-pay vote at each annual meeting of shareholders.

Our executive compensation policies are designed to align the interests of our executive management team with those of our shareholders, provide competitive compensation to attract and retain experienced executive talent, reward achievement of our strategic goals and objectives, both short-term and long-term, while providing a meaningful portion of total compensation that is dependent on our overall financial performance, both long-term and short-term. In considering how to vote, we encourage you to carefully review the Compensation Discussion and Analysis section and related executive compensation tables, which outline the total compensation package and our compensation practices relative to our performance. We believe the compensation program for our named executive officers is appropriate for the following reasons:

•	Our total executive compensation levels are at or below the median as compared to our peers;
•	Our executive compensation program is weighted more toward incentive compensation than fixed elements such as salary;
•
Beginning in 2011, a significant portion of executive compensation is in the form of equity grants, with 70% in performance shares with a three-year performance cycle and 30% in stock options with vesting over five years, in each case based on grant date value, thus aligning the interests of our senior management with the long-term interests of our shareholders;

•	We do not “gross up” compensation, including benefits, by reimbursing executives for the associated income taxes; and
•	Severance benefits are limited to a maximum of 12 months’ base salary plus health benefits.

Accordingly, we are asking shareholders to approve the following non-binding advisory resolution:

“Resolved that, the compensation paid to our named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative discussion included in the Proxy Statement for our 2013 Annual Meeting of Shareholders is approved.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF
THE ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

OTHER MATTERS

We know of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

An eligible shareholder who desires to have a qualified proposal considered for inclusion in the Proxy Statement prepared in connection with our 2014 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of Craft Brew Alliance, Inc. at our principal executive offices, no later than December 19, 2013.

Proposals of shareholders that are not eligible for inclusion in the Proxy Statement and proxy for our 2014 Annual Meeting of Shareholders, or that concern one or more nominations for Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in our Amended and Restated Bylaws. Notice must be received by the Secretary of Craft Brew Alliance, Inc. by December 19, 2013. A copy of the pertinent provisions of the Bylaws is available upon request to Investor Relations, Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227.

SOLICITATION OF PROXIES

We will bear the expense of preparing, printing and distributing proxy materials to our shareholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or our agents. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.

2012 ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K

A copy of our 2012 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC, is being mailed with this Proxy Statement to each shareholder of record. Shareholders not receiving a copy may obtain one without charge by mailing a request to Investor Relations, Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227. The 2012 Annual Report is also available at the web address shown on the Notice of Annual Meeting of Shareholders.

IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

CRAFT BREW ALLIANCE, INC.

/s/ Kurt R. Widmer
Kurt R. Widmer
Chairman of the Board

April 18, 2013
Portland, Oregon

CRAFT BREW ALLIANCE

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on May 21, 2013.

Vote by Internet

- Go to **www.investorvote.com/BREW**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees named below and FOR the following Proposals.

1. **ELECTION OF DIRECTORS** ☐ FOR ALL ☐ WITHHOLD authority to vote for all nominees named below ☐ WITHHOLD authority to vote for nominees indicated below

Nominees:

01 - Timothy P. Boyle ______ 02 - Marc J. Cramer ______ 03 - E. Donald Johnson, Jr. ______
04 - Kevin R. Kelly ______ 05 - Thomas D. Larson ______ 06 - David R. Lord ______
07 - John D. Rogers, Jr. ______ 08 - Kurt R. Widmer ______

To WITHHOLD AUTHORITY for any individual nominee, strike a line through the nominee's name in the list above. If you wish to cumulate your votes for any individual nominee(s), write your instruction as to the number of votes cast for each in the space provided next to each nominee's name above. The total votes cast must not exceed eight times the number of shares that you own. If you wish to cumulate your votes, you must mail your proxy card, rather than voting by telephone or the Internet.

	For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐
3. ADVISORY VOTE ON APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as officer, partner, attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CB CRAFT BREW ALLIANCE

Proxy — CRAFT BREW ALLIANCE, INC.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned, having received the Notice of Annual Meeting of Shareholders of Craft Brew Alliance, Inc. ("CBAI"), and the related proxy statement dated April 18, 2013, hereby appoints Terry E. Michaelson and Mark D. Moreland, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to vote all shares of common stock of CBAI that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of CBAI to be held on May 22, 2013, at 1:00 p.m., local time, at CBAI's Portland, Oregon Brewery at 929 North Russell Street, Portland, OR 97227, and at any and all postponements, continuations and adjournments thereof, such proxies being instructed to vote upon and in respect of the following matters and in accordance with the following instructions, and to vote in their discretion on any other matters presented at the meeting or any postponements, continuations or adjournments thereof.

The Board of Directors recommends a vote FOR all of the nominees and FOR the Proposals listed on the reverse side.

If specific instructions are indicated on the reverse, this proxy, when properly executed, will be voted in accordance with those instructions. If specific instructions are not indicated on the reverse, this proxy will be voted:

- **FOR the election as directors of all nominees named on the reverse side.**
- **FOR the ratification of the appointment of Moss Adams LLP as CBAI's independent registered public accounting firm for the fiscal year ending December 31, 2013.**
- **FOR the approval of the advisory resolution on named executive officer compensation.**

Please vote by internet or telephone or date, sign and mail your proxy card in the envelope provided as soon as possible.

(Continued and to be marked, dated and signed, on the other side)